Exhibit No. 99.1

FOR IMMEDIATE RELEASE

FIRST NBC AWARDED $19.6 MILLION IN NEW MARKETS

TAX CREDIT ALLOCATION AUTHORITY FROM STATE OF LOUISIANA

NEW ORLEANS, Louisiana — September 25, 2013 — First NBC Bank Holding Company (“First NBC”) (Nasdaq:NBCB), the holding company for First NBC Bank, today announced that First NBC Community Development Fund, LLC (“Fund”), the bank’s Community Development Entity, has been awarded $19.6 million in qualified equity investment authority from the State of Louisiana under the Louisiana New Markets Jobs Act. The allocation authority granted by the State of Louisiana is designed to be matched with federal New Markets Tax Credit investments made through the Fund. The Fund received an allocation of $50 million under the federal New Markets Tax Credit program earlier in 2013.

The allocation from the State of Louisiana is part of a $55 million New Markets Tax Credit package awarded by the Louisiana Department of Revenue under the Louisiana New Markets Jobs Act. With this award, First NBC will continue its commitment to actively participate in the rebuilding of New Orleans and support the communities that it serves. Ashton J. Ryan, Jr., First NBC’s Chief Executive Officer and President, commented “[S]ince our inception, we have been committed to supporting projects that we believe will have a positive impact on business development in New Orleans. The benefits provided by tax credit financing are enhancing the redevelopment of our community by enabling businesses and projects to be funded efficiently and at a low cost to borrowers. We are happy to be able to play a significant role in this development.”

First NBC expects to invest its allocation of New Markets Tax Credits in projects totaling approximately $130 million and to generate additional loans of approximately $90 million related to the projects supported by the New Markets Tax Credits. First NBC expects to benefit from the additional interest income associated with the loans made to these projects, as well as from additional noninterest income resulting from the New Markets Tax Credits. Like the federal New Markets Tax Credits, the state credits are subject to a seven year compliance period.

ABOUT NEW MARKETS TAX CREDITS:

New Markets Tax Credits are designed to stimulate economic and community development and job creation in low-income communities by allowing taxpaying investors to receive a credit against income taxes for making qualified equity investments in designated Community Development Entities, which, in turn, invest the capital raised into real estate development and businesses in the targeted communities. The federal New Markets Tax Credit program is administered by the U.S. Department of the Treasury, while the State of Louisiana’s New Markets Tax Credit program is administered by the Louisiana Department of Revenue.

ABOUT FIRST NBC COMMUNITY DEVELOPMENT FUND, LLC:

First NBC Community Development Fund, LLC is a wholly-owned subsidiary of First NBC Bank and has been certified by the Community Development Financial Institutions Fund as a Community Development Entity. The Fund finances community development initiatives through the use of New Markets Tax Credits in the communities served by First NBC Bank. Since 2010, the Fund has received total allocations of $118 million under the federal New Markets Tax Credit program and $19.6 million under the State of Louisiana’s New Markets Tax Credit program. As of June 30, 2013, the Fund had total assets of $69.1 million, consisting of cash of $21.2 million, loans of $47.6 million and other assets of $0.3 million, with liabilities of $0.2 million and equity of $68.9 million.

ABOUT FIRST NBC:

First NBC Bank Holding Company is a bank holding company, headquartered in New Orleans, Louisiana, which offers a broad range of financial services through its wholly-owned subsidiary, First NBC Bank. The bank serves its customers from its main office in the Central Business District of New Orleans, 30 full service branch offices located throughout its market and a loan production office in Gulfport, Mississippi. Established in 2006, First NBC had assets of approximately $3.0 billion as of June 30, 2013.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including the precautionary statements contained in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013.

CONTACT:

First NBC Bank Holding Company

Ashton J. Ryan, Jr.

504-671-3801

aryan@firstnbcbank.com

Source: First NBC Bank Holding Company